Exhibit 10.4

Tenant: SailPoint Technologies, Inc.

Premises: Four Points Centre 3

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into as of March 27, 2019, by and between BDN FOUR POINTS LAND LP, a Delaware limited partnership (“Landlord”), and SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

A. Landlord and Tenant are parties to a Lease (“Current Lease”) dated as of October 2, 2017 for the Premises in the Building located at 11120 Four Points Drive, Austin, Texas 78726. The Current Lease as amended by this Amendment is referred to herein as the “Lease”.

B. Landlord’s Work and the Leasehold Improvements have been completed, and the Commencement Date has been established. Pursuant to Section 3(b) of the Current Lease, Landlord Architect determined the final Usable Floor Area and Rentable Floor Area of the Initial Premises, the First Must-Take Premises, the Second Must-Take Premises, and the Building in accordance with the Lease. The final measurements are shown on Exhibit A attached hereto.

C. Landlord and Tenant wish to amend the Current Lease to memorialize the foregoing upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Landlord and Tenant hereby agree as follows:

1. Incorporation of Recitals; Definitions. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the respective meanings given to them in the Current Lease.

2. Key Defined Terms. The following key defined terms from Section 1 of the Current Lease are hereby deleted and replaced with the following from and after the date of this Amendment:

(i) “Commencement Date” means February 1, 2019. For purposes of determining whether Tenant is conducting business in all or any portion of the Second Must-Take Premises, the parties acknowledge that neither the mere use of the corridors in all or any portion of the Second Must-Take Premises for circulation through such space, nor the presence of Tenant’s furniture, fixtures, and equipment in all or any portion of such space shall constitute Tenant’s conducting business therein.

(l) “First Must-Take Premises” means Suite 300 consisting of a portion of the third (3rd) floor in the Building, as shown on Exhibit A-1 attached hereto, which is deemed to contain 20,784 rentable square feet of Rentable Floor Area.

(n) “Fixed Rent Start Date” means May 1, 2019.

(o) “Initial Premises” means the premises presently known as Suite 100, Suite 200, and Suite 400, consisting of all of the rentable square footage on the 1st, 2nd, and 4th floors in the Building, as shown on Exhibit A-1 attached hereto, which is deemed to contain 123,250 rentable square feet of Rentable Floor Area (as defined in Section 1(y) below).

(p) “Initial Term” means the period commencing on the Commencement Date, and ending at 11:59 p.m. on April 30, 2029.

(u) “Premises” means, collectively, the Initial Premises, the First Must-Take Premises, and the Second Must-Take Premises, which are deemed to contain 164,818 rentable square feet of Rentable Floor Area in the aggregate.

(v) “Rent Period” means, with respect to the first Rent Period, the period that begins on February 1, 2019 and ends on January 31, 2020; thereafter each succeeding Rent Period shall commence on the day following the end of the preceding Rent Period, and shall extend for 12 consecutive months.

(z) “Second Must-Take Premises” means a portion of the third (3rd) floor in the Building, as shown on Exhibit A-1 attached hereto, which is deemed to contain 20,784 rentable square feet of Rentable Floor Area.

(dd) “Execution Date” means October 2, 2017.

3. Premises. Section 2(d) of the Current Lease is hereby deleted in its entirety.

4. COLT.

(a) This Amendment satisfies Section 3(b) and Section 3(c) of the Lease, and replaces the need for a COLT with respect to the Initial Premises, the First Must-Take Premises, and Suite 325 (as defined in Section 5(e) below).

(b) The required amount of the Letter of Credit per the Lease is specified in Section 4(d) of the Lease and is hereby acknowledged to be correct. Tenant has delivered the Letter of Credit per the Lease in the amount of $6,000,000.00.

(c) The Building Number is 811 and the Lease Number is 018481, 018482, 018483, 018484, and 018485. This information must accompany every payment of Rent made by Tenant to Landlord per the Lease.

5. Fixed Rent; Late Fee; Letter of Credit; Abatement Period. Section 4 of the Current Lease is hereby amended as follows:

(a) The “First Abatement Period” means the period that begins on February 1, 2019 and ends on April 30, 2019.

(b) The “First Must-Take Premises Start Date” means February 18, 2019. Because the First-Must-Take Premises Start Date is prior to the end of the First Abatement Period, the “Second Abatement Period” is no longer relevant, subject to the amendments set forth herein.

(c) The “Third Abatement Period” means the period that begins on February 18, 2019, and ends on the day immediately prior to the Second Must-Take Premises Start Date.

(d) The “Second Must-Take Premises Start Date” means the date that is the earlier of: (y) August 1, 2020; or (z) the date, if any, on which Tenant elects to occupy and conduct business in all of the Second Must-Take Premises as provided for in Section 4.

(e) Pursuant to Section 4(h) of the Current Lease, Tenant elected to occupy 3,262 rentable square feet of the Second Must-Take Premises as of February 18, 2019; such space is currently known as “Suite 325”, and the balance of the Second Must-Take Premises is deemed to contain 17,522 rentable square feet and is currently known as “Suite 350”.

(f) During the period commencing on February 1, 2019 and ending on February 17, 2019, no Fixed Rent is due or payable, but Tenant shall pay to Landlord: (i) Tenant’s Share (123,250/164,818 = 74.78%) of Operating Expenses; (ii) utilities as set forth in Section 6 with respect to only the Initial Premises; and (iii) all other amounts due Landlord with the exception of Fixed Rent and utilities with respect to the First Must-Take Premises and the Second Must-Take Premises.

(g) During the period commencing on February 18, 2019 through the end of the Third Abatement Period, no Fixed Rent is due or payable with respect to Suite 350, but Tenant shall pay to Landlord: (1) Fixed Rent for the Initial Premises, the First Must-Take Premises, and Suite 325; (2) Tenant’s Share (147,296/164,818 = 89.37%) of Operating Expenses; (3) utilities as set forth in Section 6 with respect to the Initial Premises, the First Must-Take Premises, and Suite 325; and (4) all other amounts due Landlord with the exception of Fixed Rent and utilities for Suite 350.

6. Notices. Section 21 of the Current Lease is updated and the Tenant contact for notices after the Commencement Date is replaced with the following:

Tenant:    SailPoint Technologies, Inc.

Attn: Gary Kloc, Sr. Director, Corporate Services 11120

Four Points Dr., Suite 100

Austin, TX 78726

Phone: [***]

Email for billing contact: [***]

7. Effect of Amendment; Ratification. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Current Lease has not been modified, amended, canceled, terminated, released, superseded, or otherwise rendered of no force or effect. The Current Lease is hereby ratified and confirmed by the parties hereto, and every provision, covenant, condition, obligation, right, term, and power contained in and under the Current Lease continues in full force and effect, affected by this Amendment only to the extent of the amendments and modifications set forth herein. In the event of any conflict between the terms and conditions of this Amendment and those of the Current Lease, the terms and conditions of this Amendment control. To the extent permitted by applicable law, Landlord and Tenant hereby waive trial by jury in any action, proceeding, or counterclaim brought by either against the other on any matter arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Building, any claim or injury or damage, or any emergency or other statutory remedy with respect thereto.

8. Representations. Each of Landlord and Tenant represents and warrants to the other that the individual executing this Amendment on such party’s behalf is authorized to do so, and that to such party’s knowledge there are no defaults by the other under the Current Lease, nor any event that with the giving of notice or the passage of time, or both, will constitute a default under the Current Lease.

9. Counterparts; Electronic Transmittal. This Amendment may be executed in any number of counterparts, each of which when taken together will be deemed to be one and the same instrument. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Amendment and signature pages by electronic transmission will constitute effective execution and delivery of this Amendment for all purposes, and signatures of the parties hereto transmitted and/or produced electronically will be deemed to be their original signature for all purposes.

10. OFAC. Each party hereto represents and warrants to the other that such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each party hereto is currently in compliance with, and shall at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. Each party hereto shall defend, indemnify, and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) incurred by the other to the extent arising from or related to any breach of the foregoing certifications. The foregoing indemnity obligations will survive the expiration or earlier termination of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the date first-above written.

LANDLORD:
BDN FOUR POINTS LAND LP

By: BDN Four Points Land GP LLC, its general partner

By:	/s/ Suzanne Stumpf
Name: Suzanne Stumpf
Title: VP, Asset Management
Date: 3/27/2019

TENANT:
SAILPOINT TECHNOLOGIES, INC.

By:	/s/ Cam McMartin
Name: Cam McMartin
Title: CFO
Date: 3/27/2019